Exhibit 10.10
GREGORY T. LUCIER
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (the “Agreement”) is made and entered into by and between Life Technologies Corporation (along with its successors and assigns, the “Company”) and Gregory T. Lucier (the “Executive”) to be effective as of February 24, 2011 (the “Effective Date”).
     Whereas, the Executive and Invitrogen Corporation, a predecessor entity to the Company, are parties to an Employment Agreement dated as of May 26, 2003 (the “Employment Agreement”) and amended on December 22, 2008 and December 22, 2010; and
     Whereas, the parties desire to amend and restate the Employment Agreement to make certain changes to its terms and conditions as described herein;
     Now, Therefore, in consideration of the promises and mutual covenants and agreements herein contained, the parties agree as follows:
     1. Duties and Scope of Employment.
     (a) Positions and Duties. Executive will continue to serve as President and Chief Executive Officer of the Company beginning on the Effective Date. Executive will render business and professional services in the performance of Executive’s duties that are consistent with Executive’s position within the Company and as are reasonably assigned to Executive by the Board of Directors of the Company (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” The Employment Term shall commence upon the Effective Date.
     (b) Board Membership. Throughout the Employment Term, Executive will serve as a member of the Board, subject to any required Board or stockholder approval. Executive will continue to serve as Chairman of the Board for the duration of the Employment Term, subject to any required Board or stockholder approval, and provided that no law, regulation, or rule of a stock exchange or national market system upon which the Company’s stock is traded mandates the separation of the positions of Chairman of the Board and Chief Executive Officer. The parties acknowledge that the Board previously appointed one of its members to serve as Presiding Director(s) and that such Presiding Director shall perform such services relating to Board meetings and interactions between the Board and management as shall be determined by the Board, and the parties agree that the ongoing service of such Presiding Director shall not be deemed to be included in the definition of “Good Reason” in Paragraph 4(h) of this Agreement.
     (c) Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to engage actively in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, which approval will not be unreasonably withheld; provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, charitable or professional organization to the extent such service does not impair Executive’s performance of his duties to the Company, and subject to the requirements of the Employee Documents described in Paragraph 5(b) herein.
     2. At-Will Employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time with or without good cause or for any or no cause, at the option either of the Board or Executive. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.
     3. Compensation.
     (a) Base Salary. Effective April 3, 2011, the Company will pay Executive as compensation for Executive’s services a base salary at the annualized rate of $1,200,000 per year of the Employment Term (the “Base Salary”). The Base Salary will be paid through payroll periods that are consistent with the Company’s normal payroll practices and will be subject to the usual, required withholding. The Base Salary will be reviewed at least annually during the Employment Term by the Compensation and Organizational Development Committee of the Board (the “C&OD Committee”) to determine whether an increase in the amount of Base Salary is appropriate; the Base Salary shall not be reduced, except in circumstances in which salary reductions are applied generally and uniformly to members of senior management of the Company. Any such increased Base Salary shall thereafter constitute “Base Salary” for all purposes of this Agreement.
     (b) Incentive Compensation Plan Bonus. Executive’s annual target bonus opportunity pursuant to the Company’s Incentive Compensation Plan (“ICP”) shall be not less than one hundred fifty percent (150%) of Executive’s Base Salary, less applicable withholding (the “ICP Bonus”). The ICP Bonus shall be paid in accordance with the terms of the ICP as then in effect.
     (c) Supplemental Incentive Compensation. Executive may in the future be eligible to receive supplemental incentive compensation in accordance with plans or arrangements as approved by the Board or the C&OD Committee. Executive shall be eligible to receive such supplemental incentive compensation in such amounts and at such times as the Board or the C&OD Committee, in its discretion, determines are appropriate to recognize extraordinary performance and contribution to the Company’s success by the Executive.
     (d) Equity-Based Incentives. Executive shall be eligible to receive awards of additional “Equity-Based Incentives” (which term shall be defined herein to include collectively stock options, restricted stock, restricted stock units, stock appreciation rights, deferred stock units, and/or other equity-based incentives), at the discretion of the Board or the C&OD Committee. Any performance goals attached to a grant of such Equity-Based Incentives will be based on criteria approved by the Board or the C&OD Committee. Executive will be granted a specific number of time-based vesting restricted stock units on or around April 1, 2011 where the number of units granted will equal $8,000,000 divided by the per share closing price of the Company’s common stock on the date of grant. It is the intent of the Board and the C&OD Committee to grant Executive at least 150,000 time-based vesting restricted stock units each year in or around April 2012 and April 2013; provided, however, in no case will the Economic Value of an annual grant exceed $12,000,000. For purposes of this provision, “Economic Value” is defined as the closing stock price of Company common stock on the grant date multiplied by the number of units or shares awarded. Specific grant terms, including the number of shares or units granted must be approved by the Board or the C&OD Committee prior to the award of any Equity-Based Incentives. Any restricted stock unit grants made in or around April 2011 and April 2012 will be issued pursuant to a form of agreement that contains a special provision substantially similar to that in Exhibit A.
     (e) Amendment of Outstanding Stock Option Grant Agreements. The stock option grant agreements listed in Exhibit B are hereby amended by adding the following language to the end thereof:
“Extension of Exercise Period. Notwithstanding the preceding, in the event the Optionee is terminated by the Company without Cause or resigns for Good Reason (as defined in Paragraphs 4(f) and 4(h) of the Amended and Restated Employment Agreement dated February 24, 2011, as applicable), the Option, to the extent unexercised and exercisable by the Optionee on the date the Optionee’s employment terminated, may be exercised by the Optionee within the twelve (12) month period following the date on which the Optionee’s service terminated, but in any event no later than the expiration date designated under this Option Agreement. Provided, however, that if after the Optionee gives six (6) months notice of his resignation on or after September 1, 2013, the Company then terminates the Optionee without Cause, then the Option, to the extent unexercised and exercisable by the Optionee on the date the Optionee’s employment terminated, may be exercised by the Optionee until the expiration date designated under this Option Agreement”
     (f) Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, flexible-spending account plans, health savings account plans, deferred compensation, and 401(k) plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
     (g) Business Expenses. During the Employment Term, the Company agrees to reimburse Executive for reasonable and necessary expenses incurred by him in connection with the performance of his duties hereunder. Executive shall submit vouchers, invoices and such other documentation in accordance with reasonable policies and procedures established by the Company.
     4. Severance. Upon termination of employment for any reason other than a Change in Control (as such term is defined in the Change in Control Agreement executed by Executive, attached hereto as Exhibit C, as amended from time to time), Executive shall receive payment of (i) his Base Salary, as then in effect, through the date of termination of employment, (ii) all accrued business and relocation expense reimbursements, (iii) subject to Paragraph 17(f) below, all compensation previously earned but deferred by the Executive (together with any accrued interest thereon) and not yet paid by the Company, and (iv) any other benefits (other than severance benefits, except as provided below) due to Executive through the date of termination of employment in accordance with established Company plans and policies or applicable law (the compensation and benefits described in clauses (i) through (iv), collectively, the “Accrued Obligations”). In addition, the following shall apply:
     (a) Voluntary Termination with Good Reason, Involuntary Termination other than for Cause. If Executive’s employment with the Company is terminated by the Company involuntarily for a reason other than (x) Cause, (y) Executive’s becoming Disabled or (z) Executive’s death, or if Executive’s employment with the Company is terminated by the Executive with Good Reason, then, in addition to payment of the Accrued Obligations and subject to Executive’s compliance with the provisions in Paragraph 4(e), Executive will be entitled to:
     (i) a one time, lump sum severance payment equal to 1.5 times the sum of Executive’s Base Salary and ICP Bonus target at such time, subject to the usual, required withholding; and
     (ii) the monthly premiums required to continue the Executive’s group health coverage (medical, dental and vision coverage) for a period of eighteen (18) months, at the coverage level provided to Executive on his termination date, provided Executive timely elects to continue such benefits in accordance with the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). All coverage will be subject to the terms and conditions of COBRA and the applicable group health plan. In lieu of the COBRA continuation payment under this paragraph, the Company may, in its sole and absolute discretion, substitute an equivalent value taxable payment to the Executive in an amount to be determined at the time of Executive’s termination, and payable monthly until the expiration of the 18 month period; and
     (iii) accelerated vesting of all outstanding Equity-Based Incentives (excluding stock options held by the Executive that have an exercise price above the closing price of the Company’s common stock on his termination date) held by the Executive on his termination date. All vested stock options and stock appreciation rights at the time of termination of employment shall remain exercisable until the earlier to occur of (X) the first anniversary of the effective date of such termination, and (Y) their final stated expiration date.
The amounts payable to the Executive pursuant to this Agreement shall be determined without giving effect to any decrease in compensation or benefits that is in violation of the terms of this Agreement.
          (b) Voluntary Termination without Good Reason, Involuntary Termination for Cause. If Executive terminates his employment voluntarily with the Company for any reason (other than Good Reason), or if Executive’s employment with the Company is terminated for Cause, then Executive will receive payment of the Accrued Obligations, but shall not be entitled to any additional compensation or benefits from the Company, except to the extent provided under the applicable Company plans or as may be required by law (for example, under COBRA).
          (c) Voluntary Termination without Good Reason with Notice Given on or after September 1, 2013. If at any time on or after September 1, 2013, the Executive provides to the Board written notice of his resignation for any reason (not Good Reason) not less than six months prior to the effective date of such resignation, the Board shall cause the vesting acceleration of all unvested outstanding Equity-Based Incentives held by the Executive (excluding stock options held by the Executive that have an exercise price above the closing price of the Company’s common stock on his termination date) on his termination date; provided, however, that the accelerated vesting described in this sentence shall not apply to any unvested Equity-Based Incentives awarded on or after January 1, 2013. All vested stock options and stock appreciation rights at the time of termination of employment shall remain exercisable until their final stated expiration date. Provided further, that if after the Executive gives six months notice of his resignation pursuant to this paragraph, the Company then terminates the Executive’s employment without Cause prior to the effective date of the resignation, then Executive will be entitled to the following, in lieu of any severance under Paragraph 4(a) and subject to Executive’s compliance with the provisions in Paragraph 4(e):
     (i) A one-time lump sum payment of Executive’s Base Salary from the actual termination date through the date that is six months from the date the Executive submitted his notice;
     (ii) the premiums for COBRA continuation coverage for the same amount of time made in a manner consistent with the manner set forth in Paragraph 4(a)(ii);
     (iii) a one-time lump sum payment in the amount of 1.0 times Executive’s target ICP Bonus opportunity prorated for the actual number of days the Executive was employed in the fiscal year in which Executive provided notice through the earlier of (X) December 31st of that year or (Y) the date that is six months from the date the Executive submitted his notice; and

     (iv) vesting acceleration of all unvested outstanding Equity-Based Incentives held by the Executive (excluding stock options held by the Executive that have an exercise price above the closing price of the Company’s common stock on his termination date) on his termination date; provided, however, that the accelerated vesting described in this sentence shall not apply to any unvested Equity-Based Incentives awarded on or after January 1, 2013. All vested stock options and stock appreciation rights at the time of termination of employment shall remain exercisable until their final stated expiration date.
          (d) Death or Disability. If Executive’s employment with the Company is terminated as a result of death or Disability, then, in addition to payment of the Accrued Obligations, Executive or his heirs or estate, as applicable, will receive (i) payment of the product of (x) the target ICP Bonus opportunity in the year in which death or Disability occurred , and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination of employment, and the denominator of which is 365, (ii) payment of any earned or guaranteed ICP Bonus, long-term incentive bonus or other incentive compensation payments attributable to prior fiscal years to the extent not theretofore paid, and (iii) continued payment by the Company of the full cost of the group medical, dental and vision continuation coverage premiums for Executive and Executive’s eligible dependents for up to 18 months under COBRA and the Company’s group health plans, as then in effect. In lieu of the COBRA continuation payment under this paragraph, the Company may, in its sole an absolute discretion, substitute an equivalent value taxable payment to the Executive or his beneficiary in an amount to be determined at the time of Executive’s termination and payable monthly until the expiration of the 18 month period. Notwithstanding any contrary provision of any Company equity plan or award agreement, all outstanding equity awards shall accelerate and vest in full upon Executive’s termination of employment with the Company as a result of death or Disability.
          (e) Conditions to Receive Severance Package. Except for the Accrued Obligations, any benefits provided by (i) the terms of this Agreement, (ii) the applicable provisions of the Option Agreement, and (iii) the applicable provisions of the Restricted Stock Agreement will be provided to Executive only if the following conditions are satisfied: (A) Executive complies with all surviving provisions of the Employee Documents (as defined below); and (B) Executive executes and does not revoke, a full general release agreement that shall include the provisions set forth in Exhibit D, and such other terms that are agreed upon by the Company and Executive at such time. Any such benefits provided by the terms of this Agreement will be provided to Executive as soon as practicable following Executive’s termination of employment with the Company and compliance with the foregoing obligations.
          (f) Cause. The Company may terminate Executive’s employment during the Employment Term for “Cause” only in accordance with the provisions set forth herein.
          (i) For purposes of this Agreement, “Cause” means (A) repeated violations by Executive of Executive’s material responsibilities and material duties under this Agreement which are demonstrably willful and deliberate on Executive’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company, (B) commission of an intentional act of fraud, embezzlement or theft by Executive in connection with Executive’s duties or in the course of Executive’s employment with the Company or its affiliated companies, (C) violation of any law, regulation, or rule applicable to the Company’s business or reputation, including, without limitation securities laws, (D) causing intentional wrongful damage to property of the Company or its affiliated companies, (E) intentionally and wrongfully disclosing secret processes or confidential information of the Company or its affiliated companies, (F) conviction of, or plea of nolo contendere to, a felony, which conviction or plea materially harms the business or reputation of the Company, or (G) participating, without the Company’s express written consent, in the management of any business enterprise which engages in substantial and direct competition with the Company or its affiliated companies, provided that in the case of clauses (A) through (F), any such act or omission shall have been materially harmful to the Company or its affiliated companies. For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by Executive not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests.
          (ii) The Company may not terminate Executive’s employment for Cause under clause (B), (C), (D), (E), or (F) of such definition set forth above unless: (a) the Company provides Executive with written notice of its intent to consider termination of Executive’s employment for Cause, including a detailed description of the specific reasons which form the basis for such consideration; (b) within 30 days after the date such notice is provided, Executive shall have a reasonable opportunity to appear before the Board, with or without legal representation, at Executive’s election, to present arguments and evidence on his own behalf to defend such act or acts, or failure to act, and, if such act or failure to act is correctable, Executive shall be given 30 days after such meeting to correct such act or failure to act; and (c) following presentation to the Board as provided in clause (b) above or Executive’s failure to appear before the Board at a date and time specified in the notice and, following expiration of the 30-day period in which to correct such acts or failures to act that are correctable, Executive may be terminated for Cause only if (1) the Board, by an affirmative vote of a majority of its members (excluding Executive and any other member of the Board reasonably believed by the Board to be involved in the events leading the Board to terminate Executive for Cause), determines that the acts or failures to act of the Executive specified in the notice occurred and remained uncorrected, and Executive’s employment should accordingly be terminated for Cause; and (2) the Board provides Executive with a written determination setting forth in specific detail the basis of such termination of employment which are consistent with the reasons set forth in the notice.
          (g) Disabled. For purposes of this Agreement, “Disabled” means Executive being unable to perform the principal functions of his duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six months. Whether Executive is Disabled will be determined by the Board based on evidence provided by one or more physicians selected by the Board.
          (h) Good Reason. Executive’s employment may be terminated during the Employment Period by Executive for “Good Reason.” For purposes of this Agreement, “Good Reason” means, without Executive’s express written consent (and except in consequence of a prior termination of Executive’s employment), the occurrence of any of the following circumstances:
          (i) a substantial diminution in Executive’s position, authority, duties or responsibilities, excluding non-substantial changes in title or office, and excluding any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by Executive;
          (ii) any failure by the Board to take all actions within the Board’s authority to maintain continuously Executive’s positions as Director and Chairman of the Board during the Employment Term, provided that no law, regulation, or rule of a stock exchange or national market system upon which the Company’s stock is traded mandates the separation of the positions of Chairman of the Board and Chief Executive Officer;
          (iii) any failure by the stockholders of the Company during the Employment Term to elect Executive as Director, following any proper nomination of Executive for election as a Director;
          (iv) any failure by the Company to comply with any of the provisions of Paragraph 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by Executive;
          (v) any purported termination of Executive’s employment for Cause which is not effected pursuant to the provisions of Paragraph 4(e) of this Agreement, and for purposes of this Agreement, no such purported termination shall be effective; or
          (vi) any failure of the Company to obtain, prior to the closing of any transaction that results in a Change in Control of the Company (as defined in the Change-In-Control Agreement), an agreement from any successor, satisfactory to Executive in his sole discretion, to assume and agree to perform this Agreement.
For Executive to have “Good Reason” to terminate employment and receive severance under this Agreement, Executive must (i) have notified the Company in writing within 90 days after the initial existence of any “Good Reason” condition listed in this Agreement, and the Company failed to cure the condition within 30 days after receiving notice, and (ii) terminate employment within two years after the initial existence of any of the “Good Reason” conditions listed above.

          5. Additional Documentation.
               (a) Executive Documents. The Company and Executive have previously entered into a Change-in-Control Agreement and an Indemnification Agreement in the forms attached hereto as Exhibits B and E, respectively (together, the “Executive Documents”).
               (b) Standard Employee Documents. The Company and Executive have previously entered into standard documentation required from all new employees, including, without limitation, the Company’s Code of Conduct, Information and Technology Agreement, Trade Secrets Policy, Insider Trading Policy, and Electronic Communications Policy (together, the “Employee Documents”).
     6. Assignment. This Agreement will be binding upon and inure to the benefit of (i) the heirs, executors and legal representatives of Executive upon Executive’s death and (ii) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
     7. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
     If to the Company:
Life Technologies Corporation
5791 Van Allen Way
Carlsbad, CA 92008

Attn: Senior Vice President, Global Human Resources
With a copy to
Life Technologies Corporation
5791 Van Allen Way
Carlsbad, CA 92008
Attn: Chief Legal Officer

     If to Executive:
3317 Poppy Hills Lane
Encinitas, CA 92024
Or at any updated residential address provided to the Company by the Executive hereafter.
     8. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
     9. Entire Agreement. This Agreement, together with the exhibits hereto, represent the entire agreement and understanding between the Company and Executive concerning the subject matter hereof and Executive’s employment relationship with the Company, and supersede and replace any and all prior or contemporaneous agreements and understandings whether written or oral between Executive and the Company.
          10. Arbitration and Equitable Relief.
               (a) Except as provided in Paragraph 10(d) below, Executive and the Company agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof will be settled by arbitration to be held at a location within 30 miles of the Company’s principal executive offices in California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.
               (b) The arbitrator will apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.
               (c) The Company will pay the direct costs and expenses of the arbitration. The Company and Executive each will separately pay its counsel fees and expenses; provided, however, the Company shall reimburse Executive for his reasonable costs (including without limitation attorneys’ fees) incurred if Executive succeeds on the merits with respect to a material breach of this Agreement at any such arbitration, including enforcing any judgment entered on an arbitrator’s decision.
               (d) The Company may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary to enforce the provisions of the Employee Documents, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

               (e) EXECUTIVE HAS READ AND UNDERSTANDS PARAGRAPH 10, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:
          (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;
          (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, AND ANY LAW OF THE STATE OF CALIFORNIA; AND
          (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.
     11. No Oral Modification, Cancellation or Discharge. This Agreement may be changed or terminated only in writing (signed by Executive and the Company).
     12. Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes.
     13. No Mitigation. The amounts payable to Executive pursuant to this Agreement will not be subject to any requirement of mitigation, nor, except as specifically set forth herein, will they be offset or otherwise reduced by reason of Executive’s receipt of compensation from any source other than the Company.
     14. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

     15. Legal Fees. The Company agrees to reimburse the Executive for all reasonable legal fees and costs incurred by the Executive in connection with the negotiation and preparation of this Agreement.
     16. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
     17. Section 409A. The following provisions apply to this Agreement notwithstanding anything to the contrary herein:
               (a) Section 409A Compliance. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and Treasury guidance promulgated thereunder (“Section 409A”). The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on Executive of any additional tax, penalty, or interest under Section 409A. If the Company determines in good faith that any provision of this Agreement would cause Executive to incur an additional tax, penalty, or interest under Section 409A, the C&OD Committee and Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A or causing the imposition of such additional tax, penalty, or interest under Section 409A.
               “Termination of employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, the Executive’s “separation from service” as defined in Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
               (b) Payment of Bonuses. All bonuses payable under this Agreement shall be paid between January 1 and March 15 of the year after the performance year, subject to any deferral election made by Executive.
               (c) Payment of Accrued Obligations and Severance. All Accrued Obligations payable upon termination of Executive’s employment under this Agreement will be paid on the 30th day after Executive’s termination of employment. The severance payments described in Paragraph 4(a) of this Agreement, other than the Accrued Obligations, will be paid within 30 days after Executive’s termination of employment provided that Executive executes and does not revoke the full and general release agreement that includes the provisions set forth in Exhibit D prior to the 29th day after Executive’s termination.
               (d) Reimbursements. With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
               (e) Six-Month Delay. If a payment or benefit obligation under this Agreement arises on account of Executive’s separation from service while Executive is a “specified employee” (as defined under Section 409A), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid or provided within six months after such separation from service shall, in lieu thereof, be paid or provided, as adjusted for interest, within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Executive’s estate following his death. For purposes of the preceding sentence, interest shall accrue at the prime rate of interest published in the northeast edition of The Wall Street Journal on the date of Executive’s separation from service.
               (f) No Modification to Other Agreements. Nothing in this Agreement shall be treated as modifying the payment timing provisions of any separate agreement, plan or arrangement between the Company and Executive which is subject to Section 409A.
{Signature Page to Follow}

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:

EXECUTIVE

/s/ Gregory T. Lucier	Date: As of February 25, 2011
Gregory T. Lucier

COMPANY

/s/ Ronald A. Matricaria	Date: As of February 25, 2011
Ronald A. Matricaria

Chairperson, C&OD Committee

EXHIBIT A
LIFE TECHNOLOGIES CORPORATION
NOTICE OF GRANT OF RESTRICTED STOCK UNITS
(LUCIER AGREEMENT)
     Gregory T. Lucier (the “Participant”) has been granted an award (the “Award”) pursuant to the Life Technologies Corporation 2009 Equity Incentive Plan (the “Plan”) consisting of one or more rights (each such right being hereinafter referred to as a “Restricted Stock Unit”) to receive in settlement of each such right one (1) share of Stock of Life Technologies Corporation, as follows:

Date of Grant:	[Grant Date]

Number of Restricted Stock Units:	[Number of Shares Granted],

Vesting Date:	The date which is described below; provided, however, that if the NASDAQ is not opened on such date, then the Vesting Date shall be next day the NASDAQ is open.

Vesting:	The number of Vested Restricted Stock Units shall be determined as follows, provided the Participant’s Service has not terminated prior to such date:

Anniversary of Date of Grant	Vested Percentage (Cumulative)
1st	25%
2nd	50%
3rd	75%
4th	100%
     By electronically accepting this document, the Company and the Participant agree that the Award is governed by this Notice, the provisions of the Plan, and the Restricted Stock Units Agreement attached to and made a part of this document, including any applicable Addendum or Supplement thereto. The Participant acknowledges receipt of copies of the Plan and Restricted Stock Unit Agreement, represents that the Participant has read and is familiar with its provisions, and hereby accepts the Award subject to all of its terms and conditions.

ATTACHMENTS:	1.	Life Technologies Corporation 2009 Equity Incentive Plan, as amended to the Date of Grant

	2.	Restricted Stock Units Agreement (U.S.)

LIFE TECHNOLOGIES CORPORATION
RESTRICTED STOCK UNITS AGREEMENT
(U.S.)
Life Technologies Corporation has granted to the individual (the “Participant”) named in the Notice of Grant of Restricted Stock Units (the “Notice”) to which this Restricted Stock Units Agreement (the “Agreement”) is attached an award of Restricted Stock Units (the “Award”) upon the terms and conditions set forth in the Notice and this Agreement. The Award has been granted pursuant to and shall in all respects be subject to the terms and conditions of the Life Technologies Corporation 2009 Equity Incentive Plan (the “Plan”), as amended to the Vesting Date. By accepting the Notice, the Participant: (i) represents that the Participant has read and is familiar with the terms and conditions of the Notice, the Plan and this Agreement, (ii) accepts the Award subject to all of the terms and conditions of the Notice, the Plan and this Agreement, (iii) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Notice, the Plan or this Agreement, and (iv) acknowledges receipt of a copy of the Notice, the Plan and this Agreement.
1. Definitions and Construction.
1.1 Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Notice or the Plan. Whenever used herein, the following terms shall have their respective meanings set forth below:
(a) “Cause” shall have the meaning provided in the employment agreement between the Company and the Participant.
(b) “Company” means Life Technologies Corporation and each subsidiary or affiliate that is classified as a Participating Company under the Plan’s terms. Notwithstanding the preceding, with respect to administrative matters the term “Company” shall solely refer to Life Technologies Corporation.
(c) “Date of Grant” means the effective date shown in the Notice.
(d) “Disability” shall have the meaning provided in the employment agreement between the Company and the Participant.
(e) “Good Reason” shall have the meaning provided in the employment agreement between the Company and the Participant.
(f) “Retirement” means, for purposes of this Agreement, that a Participant satisfies the following criteria on his or her termination date: (i) the Participant’s Service terminated for any reason other than Cause, (ii) as of the date the Participant’s Service terminated, the Participant is credited with at least ten (10) Years of Service, and (iii) as of the date the Participant’s Service terminated, the Participant was age sixty (60) or older. For purposes of this Agreement, a individual’s termination of Service will not qualify as “Retirement” unless it also is treated as a “separation from service” as defined in Section 409A of the Code.

(g) “Years of Service” means a Participant’s period of continuous service with the Company since his or her date of hire or, if applicable, most recent date of rehire. A Participant will receive credit for a Year of Service if he or she is employed on the anniversary date of his or her date of hire or, if applicable, most recent date of rehire. A Participant’s Years of Service will include any period of Service for which credit was granted for employment with a prior employer that merged with, or was acquired by, the Company. Any period of service that is less than a full 365-day period shall be disregarded for purposes of this Agreement. If a Participant’s Service with the Company is terminated for any reason other than Cause and then the Participant is rehired by the Company, the Participant will receive credit for periods of Service occurring prior to his or her rehire date only to the extent he or she is credited with past service credit for benefits purposes under the Company’s standard policies as documented and reported in the Company’s human resources information system.
1.2. Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
     2. Administration. All questions of interpretation concerning this Agreement shall be determined by the Committee. All determinations by the Committee shall be final and binding upon all persons having an interest in the Award. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election. As a condition to receipt of the Award, all persons having an interest in the Award agree and understand that (i) if any error occurs with respect to the establishment, creation and/or administration of the Award, the Award shall be interpreted in light of the Committee’s original intent as determined in the sole discretion of the Committee or the appropriate officer of the Company and (ii) the Committee and/or appropriate officer of the Company shall have the authority to amend the Award, without the consent of the Participant, to reflect the original intent of the Committee with respect to the grant and terms of the Award.
3. Settlement of the Award.
3.1. No Additional Payment Required. The Participant shall not be required to make any additional monetary payment (other than applicable tax withholding, if any) upon settlement of the Award. Payment of the aggregate purchase price of the shares of Stock for which the Award is being settled shall be made in the form of past services rendered by the Participant to the Company or for its benefit which the Committee, by resolution, determines to have a value not less than the aggregate purchase price of such shares of Stock.
3.2. Issuance of Shares of Stock. Subject to the provisions of Section 3.5 below, the Company shall issue to the Participant, on a date (the “Settlement Date”) within thirty (30) days following the Vesting Date (as defined in the Notice) a number of whole shares of Stock equal to the vested Number of Restricted Stock Units (as defined in the Notice), rounded down to the nearest whole number. Such shares of Stock shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 3.5. On the Settlement Date, the Company shall pay to the Participant cash in lieu of any fractional share of Stock represented by a fractional Restricted Stock Unit subject to this Award in an amount equal to the Fair Market Value on the Vesting Date of such fractional share of Stock.
3.3. Tax Withholding. At the time the Award is granted, or at any time thereafter as requested by the Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the Award or the issuance of shares of Stock in settlement thereof. The Company shall have no obligation to deliver shares of Stock until the tax withholding obligations of the Company have been satisfied by the Participant.
3.4. Certificate Registration. The certificate for the shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.
3.5. Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of shares of Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
3.6. Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of the Award.
3.7. Leaves of Absence. If the Participant takes an approved leave of absence from active Service with the Company, or takes a leave of absence to which the Participant is legally entitled regardless of such approval, the following provisions will apply:
(a) Vesting During Leave. The Award will not vest during a leave of absence other than an approved employee medical, FMLA or military leave. In the event that the Participant returns from an approved leave of absence and performs services for the Company for a period of at least thirty (30) days, then the Participant shall be treated as if the period of leave had been a period of continuous service with the Company and the Award shall become vested at the end of such thirty (30) days of Service.
(b) Effect of Termination During Leave. If the Participant’s Service with the Company is terminated during an approved leave of absence, then the Award will expire in accordance Section 5 below.
     4. Nontransferability of the Award. Prior the Settlement Date, neither this Award nor any Restricted Stock Unit subject to this Award shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except by will or by the laws of descent and distribution.
5. Effect of Termination of Service.
5.1. Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Award, to the extent unvested on the date on which the Participant’s Service terminated, shall be fully accelerated and the shares of Stock subject to such fully vested Award shall be settled in accordance with Section 3 above within thirty (30) days following the date on which his Service terminates because of Disability.
5.2. Death. If the Participant’s Service terminates because of the death of the Participant, the Award, to the extent unvested on the date on which the Participant’s Service terminated, shall be fully accelerated and shares of Stock subject to such fully vested Award shall be settled accordance with Section 3 above by the issuance of shares of Stock to the Participant’s legal representative or other person who acquired the right to such shares of Stock by reason of the Participant’s death within thirty (30) days following the date of death.
5.3. Retirement Provisions. If the Participant’s Service terminates because of the Participant’s Retirement, then this Award shall become 100% vested and settled in accordance with Section 3 above as of the date of such termination and the Participant shall receive such payment from the Company within thirty (30) days following that date. Notwithstanding any provision of this Agreement or the Plan, for any Participant to whom this Section 5.3 applies on the Date of Grant, or may apply prior to the Vesting Date, if a “Change in Control,” occurs, then the Participant shall not receive an accelerated payment under Section 3 unless such Change in Control is determined by the Company to qualify as a change in control event under Section 409A(a)(2)(A)(v) of the Code. If such event does not so qualify, then (I) the Participant shall be 100% vested in the Award, (II) the value of the Shares shall be fixed as of the date the Change in Control, and (III) payment of such amount shall be made to the Participant on the earliest of (i) the Vesting Date, or (ii) the date the Participant “separates from service” as defined in Section 409A of the Code.
5.4. Voluntary Resignation Provisions. If, at any time on or after September 1, 2013, the Participant provides the Company with written notice of his voluntary resignation no less than six months prior to the effective date of such resignation, and the Participant’s

Service actually terminates because of the Participant’s voluntary resignation, this Award shall become 100% vested on the date the Participant’s Service terminates and shall be settled in accordance with Section 3 above within thirty (30) days of the date on which his Service terminates.
5.5. Termination without Cause or Resignation for Good Reason Provisions. If the Company terminates the Participant’s employment without Cause, or the Participant resigns for Good Reason, this Award shall become 100% vested on the date the Participant separates from service and settled in accordance with Section 3 above within thirty (30) days of the date on which his service terminates.
5.6. Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability, death, or Retirement, the Award, to the extent unvested on the date on which the Participant’s Service terminated, shall terminate and any unvested shares of Stock subject to the Award shall be forfeited on the effective date of such termination of Service.
     6. Return of Share Value. Notwithstanding any other provision of this Agreement, if at any time during the provision of Participant’s Service to Company or within six (6) months after voluntary or involuntary termination of the Participant’s Service for any reason, the Participant, in the sole judgment of the Company, other than as an employee or a consultant for the Company in the execution of Participant’s employment duties or provision of consulting services, as the case may be, engages in any of the “Prohibited Activities” listed below, then, to the greatest extent permitted by applicable law: (i) to the extent this Award has not yet become vested, it shall immediately be cancelled; (ii) any Shares issued upon vesting of this Award during the time period that is six (6) months prior to and six (6) months after the date of termination of Service that have not yet been sold by Participant shall be returned to the Company; and (iii) if the Participant has sold any Shares issued upon vesting of the Award during the time period that is six (6) months prior to and six (6) months after the date of termination of Service, the Participant shall return to the Company, in the form of a cash payment, the value of such Shares on their vesting date, without regard to any subsequent market price decrease or increase, shall be paid by such individual to the Company.
6.1. “Prohibited Activities” for purposes of this Section 6, are defined as follows:
(a) Directly or indirectly, through an affiliated or controlled entity or person, on Participant’s own behalf or as a partner, consultant, proprietor, principal, agent, creditor, security holder, trustee or otherwise in any other capacity (except by ownership of one percent (1%) or less of the outstanding stock of any publicly held corporation) engaging in the following: owning, managing, operating, financing, controlling, investing, participating or engaging in, lending Participant’s name or credit to, rendering services or advice to, or devoting any material endeavor or effort to any business that develops, manufactures, distributes, markets, sales or provides any products or services which are competitive with or similar to the products or services developed (including products or services under development or the subject of planning for possible development), manufactured, distributed, marketed, sold or otherwise provided by

Company during Participant’s Service, including but not limited to the “Competitor List” below;
(b) Directly or indirectly soliciting or otherwise inducing any employee to end his/her employment with Company;
(c) Disclosing or misusing any confidential, proprietary or material information concerning the Company;
(d) Directly or indirectly soliciting Company customers (including prospective customers) that Participant had contact with or access to confidential or proprietary information about during Participant’s Service or otherwise inducing such customers to reduce or terminate their business relationship with Company; or
(e) Engaging in research and development efforts (including customer assessment, observation and collaboration activities) such as testing, design, development, and process analysis related to or similar to efforts Participant engaged in or had access to confidential or proprietary information about during Participant’s Service to Company.
6.2. For purposes of this Section 6, the “Competitor List” includes, but is not limited to, the following entities: Qiagen, Agilent, Allergan, C. R. Bard, Biogen Idec, Cephalon, DENTSPLY International, Forest Laboratories, Genzyme, Hologic, Hospira, Quest Diagnostics, St. Jude Medical, Varian Medical Systems, Thermo Fisher Scientific, Inc., Becton, Dickinson and Company, Beckman Coulter, General Electric Company, Takara/Clontech, VWR International, Active Motif, Sigma-Aldrich, Waters Corporation, Bio-Rad Laboratories, Charles River Laboratories, Millipore Corporation, Illumina, PerkinElmer, as well as any entity that is a successor to, acquires a majority of the assets of, or merges in whole or in part with any of the foregoing entities.
6.3. Participant acknowledges and agrees that (i) this Section 6 is necessary for the proper protection of the Company’s legitimate business interests, including protection of its trade secrets and confidential and proprietary information, as well as its customer and strategic relationships and good will, (ii) during the provision of Participant’s Service to Company, Participant has and/or will be personally entrusted with and exposed to such confidential and proprietary information and may also be exposed to Company’s customer and strategic relationships, (iii) Participant’s services are special and unique; (iv) Company has and will continue to be engaged in the highly competitive life sciences and biotechnology industry and the trade secrets, confidential and proprietary information, including its technologies, services and other developments are likely to be of great value to competitors; (v) Company operates in a world wide market and its business and customers are not geographically distinct, therefore, it is appropriate that this provision applies to Prohibited Activities anywhere in the world; (vi) Company will suffer great loss and irreparable harm if Participant were to engage in the Prohibited Activities; and (vii) the Prohibited Activities, including with respect to time, geographic area, and scope of activity are limited and reasonable and do not impose a greater restraint than is necessary to protect the goodwill and business interests of Company and allow Participant an adequate number and variety of employment alternatives, based on Participant’s varied skills and abilities.
6.4. In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this Section 6 are more extensive than is necessary to protect the legitimate business interests of Company or otherwise unenforceable, the restrictions under this Section 6 and its subparagraphs shall be reformed and modified to the extent required to render them valid and enforceable. Notwithstanding Section 11.7 of this Agreement, this Section 6 may be in addition to and does not limit the effect of other agreements or understandings between Participant and Company with respects to matters addressed in it, including with respect to prohibitions against solicitation and the protection of Company’s trade secrets and confidential information.
     7. Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and class of shares subject to the Award, in order to prevent dilution or enlargement of the Participant’s rights under the Award. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional share resulting from an adjustment pursuant to this Section 7 shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Committee, and its determination shall be final, binding and conclusive.
     8. Rights as a Stockholder, Director, Employee or Consultant. The Participant shall have no rights as a stockholder with respect to any shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 7. If the Participant is an Employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Participant, the Participant’s employment is “at will” and is for no specified term. Nothing in this Agreement shall confer upon the Participant any right to continue in the Service of the Company or a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Participant’s Service as a Director, an Employee or a Consultant, as the case may be, at any time.
     9. Legends. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Award in the possession of the Participant in order to carry out the provisions of this Section.
     10. Applicable Law; Mandatory Forum; Consent to Personal Jurisdiction.
10.1. Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware.
10.2. Mandatory Forum for Litigation. The parties irrevocably agree that any and all controversies or disputes involving, relating to, or arising out of, or under, this Agreement, including but not limited to its construction, interpretation or enforcement, shall exclusively be litigated in the state courts of the State of Delaware.
10.3. Consent to Personal Jurisdiction and Waiver. Participant acknowledges that by entering into this Agreement and upon acceptance of any Shares issued by the Company hereunder, Participant is entering into a contract in the State of Delaware and is transacting business in the State of Delaware. Participant irrevocably and unconditionally consents to the personal jurisdiction of the state courts of Delaware with regard to any and all controversies or disputes involving, relating to, or arising out of, or under, this Agreement. Participant further irrevocably and unconditionally waives any defense or objection of lack of personal jurisdiction over Participant by the state courts of the State of Delaware.
11. Miscellaneous Provisions.
11.1. Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
11.2. Binding Effect. Subject to the restrictions on transfer set forth herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.
11.3. Termination or Amendment. The Committee may terminate or amend the Plan or the Award at any time; provided, however, that except as provided in Section 6 in connection with a Change in Control, no such termination or amendment may adversely affect the Award without the consent of the Participant unless such termination or amendment is necessary to comply with any applicable law or government regulation. No amendment or addition to this Agreement shall be effective unless in writing.
11.4. Vesting Acceleration. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Award at any time, subject to the terms of the Plan. If so accelerated, such Award will be considered as having vested as of the date specified by the Committee and shall be settled through the issuance of shares on the applicable Settlement Date.
11.5. Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary and to the extent the Award is subject to taxation in the United States, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination of Service (provided that such termination is a “separation from service” within the meaning of Section 409A of the Code, as determined by the Company) pursuant to Section 5 of this Agreement and if (i) Participant is a “specified employee” within the meaning of Section 409A of the Code at the time of such termination of Service and (ii) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A of the Code if paid to Participant on or within the six (6) month period following Participant’s termination of Service, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination of Service. It is the intent of this Agreement to comply with the requirements of Section 409A of the Code so that none of the Restricted Stock Units provided under this Agreement or             shares of Stock issuable thereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply.
11.6. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, upon deposit in the United States Post Office, by registered or certified mail, or with an overnight courier service with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature or at such other address as such party may designate in writing from time to time to the other party.
11.7. Integrated Agreement. The Notice and this Agreement constitute the entire understanding and agreement of the Participant and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Notice and the Agreement shall survive any settlement of the Award and shall remain in full force and effect.
11.8. Counterparts. The Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
11.9. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award or future awards granted under the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. By accepting this Award, the Participant hereby consents and agrees to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
11.10. Severability. If any one or more of the provisions (or any part thereof) of the Plan or this Agreement issued hereunder, shall be held to be invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan or this Agreement shall not in any way be affected or impaired thereby. The Company may, without the consent of any Participant, and in a manner determined necessary solely in the discretion of the Company, amend the Plan and this Agreement as the Company deems necessary to ensure the Plan and all Awards remain valid, legal or enforceable in all respects.

EXHIBIT B
List of Option Awards

Type of Award	Grant Date

Nonqualified Option Agreement	May 30, 2003

Incentive Option Agreement	May 14, 2004

Nonqualified Option Agreement	May 14, 2004

Nonqualified Option Agreement	November 12, 2004

Incentive Option Agreement	May 13, 2005

Nonqualified Option Agreement	May 13, 2005

Nonqualified Option Agreement	November 14, 2005

Incentive Option Agreement	March 1, 2006

Nonqualified Option Agreement	March 1, 2006

Nonqualified Option Agreement	November 21, 2008

Nonqualified Option Agreement	March 1, 2010

EXHIBIT C
Lucier Change in Control Agreement
Mr. Lucier is party, with the Company, to a Change-in-Control Agreement for executive officers employed on or before February 28, 2007, in the form filed with the Registrant’s Current Report on Form 8-K, filed on March 2, 2007 (File No. 000-25317).

EXHIBIT D
Provisions To Be Included in General Release Agreement
1. General Release
     1.1. Executive unconditionally, irrevocably and absolutely releases and discharges Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Company, past and present, as well as Company’s employees, officers, directors, shareholders, agents, successors and assigns (collectively, “Released Parties”), and Company hereby unconditionally, irrevocably and absolutely releases and discharges Executive, from: all claims related in any way to the transactions or occurrences between them to date; and all actions taken by Executive on behalf of or relating to Company, in either case, to the fullest extent permitted by law, including, but not limited to, Executive’s employment with Company, the termination of Executive’s employment with Company, Executive’s service on the Company’s Board of Directors, Executive’s service as Chairman of the Board of Directors of Company, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Executive’s employment with Company, service on the Company’s Board of Directors, and or Executive’s service as Chairman of the Board of Directors of Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to, alleged violations of the California Labor Code or the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), all claims for reprisal or retaliation under federal or state law, and all claims for attorneys’ fees, costs ‘and expenses.
     1.2. The parties acknowledge that they may discover facts or law different from, or in addition to, the facts or law that they know or believe to be true with respect to the claims released in this Agreement and agree, nonetheless, that this Agreement and the releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.
     1.3. The parties declare and represent that they intend this Agreement to be complete and not be subject to any claim of mistake, and that the releases herein express final, full and complete releases, and regardless of the adequacy or inadequacy of the consideration, the parties intend the releases herein to be final and complete. The parties execute these releases with the full knowledge that these releases cover all possible claims between them to date, to the fullest extent permitted by law, except as otherwise provided in this Agreement.

     1.4. The parties expressly waive their right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by either party, or on either party’s behalf, related in any way to the matters released herein.
     1.5 The general release and other provisions contained in this section 1 (the “Release”) and the terms of section 2 below shall become effective immediately upon execution of this Agreement by the parties; provided, however, that to the extent the Release and the terms of section 2 relate to age discrimination under the ADEA they shall not be effective until the Effective Date of this Agreement, as described in Section 11.4 below.
2. California Civil Code Section 1542 Waiver. The parties expressly acknowledge and agree that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FA VOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
3. Representation Concerning Filing of Legal Actions. The parties represent that, as of the date of this Agreement, neither has filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the other party or any released Party in any court or with any governmental agency. The parties further agree that, to the fullest extent permitted by law, they will not prosecute, nor allow to be prosecuted on their behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this release, each of them will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of the other party related in any way to the matters discharged herein.
4. Nondisparagement. Executive agrees not to disparage, defame or make negative or critical statements, written or oral, regarding the personal or business reputation, technology, products, practices or conduct of Company or any of the other Released Parties. In addition, except as required by law, Executive shall not, without the prior written approval of Company’s Board of Directors, make any statements regarding Company or the Released Parties that Executive knows, or reasonably should know, would lead to such statements being publicly disseminated in the media. Likewise, Company agrees that its officers and directors will not disparage, defame or make negative or critical statements, written or oral, regarding the personal or business reputation, practices or conduct of Executive.

5. Confidentiality and Return of Company Property.
     5.1. Confidential or Proprietary Information. Executive agrees that he will not use, remove from Company’s premises, make unauthorized copies of or disclose any confidential or proprietary information of Company or any affiliated or related entities, including but not limited to, their trade secrets, copyrighted information, customer lists, any information encompassed in any research and development, reports, work in progress, drawings, software, computer files or models, designs, plans, proposals, marketing and sales programs, financial projections, and all concepts or ideas, materials or information related to the business or sales of Company and any affiliated or related entities that has not previously been released to the public by an authorized representative of those companies or that has not otherwise become publicly known other than by reason of any violation by the Executive of this Agreement or any Confidentiality Agreement (as defined in section 5.2, below).
     5.2. Continuing Obligations. Executive agrees that the Trade Secrets Policy, New Employee Orientation Agreement dated, the Information and Technology Agreement dated, and the Company’s Insider Trading Policy that he executed in connection with his employment (collectively referred to as the “Confidentiality Agreements”) shall remain in effect. Executive agrees to continue to comply with the Confidentiality Agreements.
     5.3. Return of Company Property. By signing this Agreement, Executive represents and warrants that he will have returned to Company on or before [insert date agreed upon by the parties], all Company property, including all confidential and proprietary information, as described in the Confidentiality Agreements, and all materials and documents containing trade secrets and copyrighted materials, including all copies and excerpts of the same and all digital or electronic files.
6. Nonsolicitation. Executive understands and agrees that Company’s employees and customers and any information regarding Company’s employees and/or customers is confidential and constitutes trade secrets. Accordingly, Executive agrees that for a period of 12 months Executive will not, either directly or indirectly, separately or in association with others: (a) interfere with, impair, disrupt or damage Company’s relationship with any of its customers, customer prospects, vendors, Executives, collaborators, joint venturers, partners, licensors, or licensees by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business or opportunities from Company; or (b) interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging or attempting to hire any of Company’s employees or causing others to solicit or encourage any of Company’s employees to discontinue their employment with Company.

7. Cooperation. Due to Executive’s former position with Company, Company may require his assistance and cooperation with respect to patents, administrative matters, litigation or government agencies or institutions. Accordingly, Executive agrees that should Company request his assistance with respect to such matters, he will fully cooperate and assist Company in responding to and resolving such matters. Company agrees (i) not to make unreasonable requests pursuant to this Section 7, (ii) to take into consideration and take reasonable steps to accommodate the requirements of Executive’s employment situation at the time, and (iii) to pay any and all reasonable costs or expenses incurred by Executive in responding to such requests, including, without limitation, any travel or lodging costs or necessary attorneys’ fees.
8. No Admissions. By entering into this Agreement, neither party makes any admission that he or it has engaged, or is now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal, administrative or other similar proceeding.
9. No Other Severance Benefits. Executive acknowledges and agrees that the severance payments and benefits provided pursuant to the Employment Agreement between the Executive and the Company dated as of May 26, 2003, and the Restricted Stock Agreement and Nonstatutory Stock Option Agreement attached thereto (cumulatively, the “Employment Agreement"), is in lieu of any other severance benefits for which Executive may be eligible under any other agreement, including the Change-in-Control Agreement between the Executive and the Company dated as of May 26, 2003, and or any other Company severance plan or practice.
10. Indemnification; Insurance; ERISA; and Legal Process. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter the terms and conditions of the Indemnification Agreement between the Executive and the Company dated the 26th day of May 2003, any rights of Executive to indemnification under the By-laws of the Company or applicable state law, any rights of Executive under any insurance policy of the Company, any rights of Executive under any plan of the Company adopted pursuant to the Employee Retirement Income Security Act (ERISA), or any rights of the Executive to enforce the terms of this Agreement or the terms of the severance payments and benefits provided pursuant to the Employment Agreement. Nothing in this Agreement is intended to or should be construed to preclude Executive or Company from disclosing information required in response to a subpoena duly issued by a court of law or a government agency having jurisdiction or power to compel such disclosure, or from giving full, truthful and cooperative answers in response to a duly issued subpoena or as otherwise may be required by law.
11. [Depending on Mr. Lucier’s age at time of termination] Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:
     11.1. Executive acknowledges and agrees that he has read and understands the terms of this Agreement.
     11.2. Executive acknowledges that this Agreement advises him in writing that he should consult with an attorney before executing this Agreement, and that he has obtained and considered such legal counsel as he deems necessary, such that he is entering into this Agreement freely, knowingly, and voluntarily.

     11.3. Executive acknowledges that he has been given at least twenty-one (21) days in which to consider whether or not to enter into this Agreement. Executive understands that, at his option, Executive may elect not to use the full 21-day period.
     11.4. Except as otherwise provided in Section 1.5 above, this Agreement shall not become effective or enforceable until the eighth day after Executive signs this Agreement. In other words, Executive may revoke his acceptance of all provisions of this Agreement, except for those rights and obligations that become effective upon execution of this Agreement as provided in Section 1.5 above, within seven (7) days after the date he signs it. Executive’s revocation must be in writing and received by Company’s Vice President of Human Resources by 5:00 p.m. P.S.T. on the seventh day in order to be effective. If Executive does not revoke acceptance within the seven (7) day period, Executive’s acceptance of this entire Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The severance payments and benefits described in the Employment Agreement shall become due and payable on or after the eighth day after Executive signs this Agreement provided it has not been revoked.
     11.5. This Agreement does not waive or release any rights or claims that Executive may have under the ADEA that arise after the execution of this Agreement.
12. Severability. In the event any provision of this Agreement shall be found unenforceable by a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
13. Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.
14. Binding on Successors. The parties agree that this Agreement shall be binding on, and inure to the benefit of, his or its successors, heirs and/or assigns.
15. Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by any party or Released Party in breach of this Agreement. Each party agrees that in the event an action or proceeding is instituted by the other party in order to enforce the terms or provisions of this Agreement, the prevailing party shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement to the fullest extent permitted by law.
16. Good Faith. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.
17. THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW AND SHALL BE EFFECTNE AS TO SEPARATE PORTIONS HEREOF ON THE RESPECTIVE DATES SET FORTH ABOVE.

EXHIBIT E
Lucier Indemnification Agreement
Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 (File No. 000-25317).